Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Avadel Pharmaceuticals Plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title		Fee Calculation Rule	Amount Registered (2)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2021 Inducement Plan Ordinary Shares, $0.01 nominal value	(1)	Other (2)	1,500,000	(3)	$6.99	(4)	$10,485,000	$0.0000927	$971.96
Total Offering Amounts								$10,485,000		—
Total Fees Previously Paid										—
Total Fee Offsets										—
Net Fee Due										$971.96

(1)	Each Ordinary Share is represented by one American Depositary Share ("ADS").

(2)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Consists of 1,500,000 Ordinary Shares, $0.01 nominal value each, of Avadel Pharmaceuticals plc (the "Registrant") issuable under the 2021 Inducement Plan, pursuant to the terms of such plan.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and based upon the average of the high and low sale prices of the Registrant’s ADSs as reported on the Nasdaq Global Select Market on March 14, 2022.